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                                                                    EXHIBIT 99.2

CONTACTS:
---------
(MEDIA):            TONY LENTINI        (713)296-6227
                    BILL MINTZ          (713)296-7276
                    DAVID HIGGINS       (713)296-6690

(INVESTOR):         BOB DYE             (713)296-6662

(WEB SITE):         www.apachecorp.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                  APACHE ANNOUNCES PRICING OF EQUITY OFFERING

     HOUSTON, January 16, 2003 -- Apache Corporation (NYSE: APA) today announced that it has priced its offering of 8,200,000 shares of common stock at a public offering price of $61.00 per share. Apache has granted the underwriters an option to purchase an additional 1,230,000 shares of common stock to cover over-allotments, if any. The common stock is expected to be issued on January 22, 2003, subject to customary conditions.

     Morgan Stanley & Co. Incorporated is acting as lead manager.

     Apache Corporation is a large oil and gas independent with existing core operations in the United States, Canada, Egypt, Western Australia and China.

     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering may only be made by means of a prospectus and related prospectus supplement, copies of which may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036.


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